Exhibit 8.1

Main Subsidiaries of Quebecor Media Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Equity Interest/Voting Interest
Videotron Ltd.	Québec	100% / 100%
Fibrenoire Inc.	Canada	100% / 100%(1)
Fizz Mobile & Internet Inc.	Québec	100% / 100%(1)
MediaQMI Inc.	Canada	100% / 100%
Quebecor Media Printing (2015) Inc.	Canada	100% / 100%
Quebecor Media Network Inc.	Canada	100% / 100%
CEC Publishing inc.	Québec	100% / 100%
Sogides Group Inc.	Canada	100% / 100%
TVA Group Inc.	Québec	68.37% / 99.97%
TVA Publications Inc.	Canada	100% / 100%(2)
Les Publications Charron & Cie Inc.	Canada	100% / 100%(2)
Mels Studios and Postproduction G.P.	Québec	100% / 100%(2)
Event Management Gestev Inc.	Canada	100% / 100%
Québecor Sports et divertissement Inc.	Canada	100% / 100%
QMI Spectacles Inc.	Québec	100% / 100%
4313127 Canada Inc.	Canada	100% / 100%(2)
Incendo Media Inc.	Canada	100% / 100%(3)

(1) Fibrenoire Inc. and Fizz Mobile & Internet Inc. are wholly-owned subsidiaries of Videotron Ltd.

(2) TVA Publications Inc., Les Publications Charron & Cie Inc., Mels Studios and Postproduction G.P. and 4313127 Canada Inc. are wholly-owned subsidiaries of TVA Group Inc.

(3) Incendo Media Inc. is a wholly-owned subsidiary of 4313127 Canada Inc.